Exhibit 3

Amendment No. 1
To Amended and Restated Bylaws of Celadon Group, Inc.

THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BYLAWS OF CELADON GROUP, INC., a Delaware corporation (the “Company”) amends the Amended and Restated Bylaws of the Company (the “Bylaws”).  Effective December 10, 2007, the following Sections 1 and 4 of Article VI of the Company’s Bylaws are deleted in their entirety and replaced with the following:

“CERTIFICATE OF STOCK

    Section 1.                      The shares of the stock of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock may be in the form of uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation (or to the transfer agent or registrar, as the case may be).  Where any shares of the capital stock of the corporation are represented by certificates, each certificate shall be signed by, or in the name of the corporation by, the chairman or vice-chairman of the Board of Directors, or the president or a vice-president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by him in the corporation.

TRANSFERS OF STOCK

    Section 4.                      Transfers of shares of stock of the corporation shall be made only on the stock transfer books of the corporation by the holder of record thereof or by his or her legal representative or attorney in fact and, in the case of certificated shares of stock, upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer; or, in the case of uncertificated shares of stock, upon compliance with appropriate procedures for transferring shares in uncertificated form.  It shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.”

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